Exhibit T3A.43

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CW JOINT VENTURE, LLC”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JULY, A.D. 2007, AT 2:36 O'CLOCK P.M.

Harriet Smith Windsor, Secretary of State
4390364 8100	AUTHENTICATION: 5848429

070822074	DATE: 07-17-07

State of Delaware Secretary of State Division of Corporations Delivered 02:30 PM 07/17/2007 FILED 02:36 PM 07/17/2007 SRV 070822074 - 4390364 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

●	First: The name of the limited liability company is CW Joint Venture, LLC

●	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company
●	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)
●	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of July , 2007.

By:
Authorized Person (s)

Name:	Jeffery V. Curry, Organizer
Typed or Printed